Exhibit 99.1

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Charlie Webster (Investment Community)
Vice President, Finance & Treasury
(408) 875-5061
charlie.webster@kla-tencor.com

Kyra Whitten (Media)
Senior Director, Corporate Communications
(408) 875-7819
kyra.whitten @kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR ANNOUNCES LIVE WEBCAST OF
UPCOMING QUARTERLY CALL
SAN JOSE, Calif., July 21, 2006—KLA-Tencor Corp. (Nasdaq: KLAC), the world leader in yield management and process control solutions for semiconductor manufacturing and related industries, today announced that the company will provide a live webcast of its upcoming fourth quarter fiscal 2006 conference call, scheduled for Thursday, July 27, 2006, at 2:00 p.m. (PT).
As previously announced, the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct an internal investigation relating to stock options granted to the employees of the Company. As disclosed on June 30, the Special Committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in prior years likely differ from the recorded grant dates of such awards. The Special Committee has not yet determined whether any resulting compensation charges or tax implications are material or whether the Company ultimately will restate previously issued financial statements.
As a result of the on-going investigation and the potential for restatement, the Company is unable to provide detailed GAAP or non-GAAP financials for items other than revenue and bookings for the quarter or year ended June 30, 2006. In addition, the Company will not file its annual report on form 10-K until after the completion of the investigation. The Company does not expect the investigation to be completed until after the date the Form 10-K is required to be filed.
The webcast will be available on KLA-Tencor’s website at http://www.kla-tencor.com, on the Investors page.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com
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